TRIMAS REPORTS THIRD QUARTER 2023 RESULTS
Achieves 7.7% Net Sales Growth in the Quarter
BLOOMFIELD HILLS, Michigan, October 26, 2023 - TriMas (NASDAQ: TRS) today announced financial results for the third quarter ended September 30, 2023.
TriMas Third Quarter Highlights
•Achieved net sales of $235.3 million, or growth of 7.7%, compared to the prior year quarter
•Improved margin levels within the TriMas Packaging group through enhanced cost savings efforts
•Increased net sales within the TriMas Aerospace and TriMas Specialty Products groups by 48.8% and 18.1%, respectively, compared to third quarter 2022
•Increased diluted EPS by 25.0% to $0.40 and adjusted diluted EPS(2) by 42.5% to $0.57, compared to the prior year quarter
Third Quarter 2023
TriMas reported third quarter 2023 net sales of $235.3 million, an increase of 7.7% compared to $218.5 million in third quarter 2022, as organic growth in the TriMas Specialty Products and TriMas Aerospace groups, and acquisition-related sales, more than offset lower market demand for TriMas Packaging's dispensing and closure products, primarily used in personal care, food and industrial applications. The Company reported operating profit of $23.8 million in third quarter 2023, an increase of $2.8 million, or 13.3%, compared to $21.0 million in third quarter 2022. Adjusting for Special Items(1), third quarter 2023 adjusted operating profit was $27.9 million, an increase of $6.3 million, or 29.0%, compared to $21.6 million in the prior year period, primarily as a result of higher sales volumes, the impact of recent acquisitions and improvements in operational efficiency in TriMas Aerospace.
The Company reported third quarter 2023 net income of $16.5 million, or $0.40 per diluted share, compared to $13.3 million, or $0.32 per diluted share, in third quarter 2022, an increase of $3.2 million, or 24.0%. Adjusting for Special Items(1), third quarter 2023 adjusted net income(2) was $20.2 million, an increase of $6.7 million, or 49.0%, compared to $13.6 million in third quarter 2022, primarily as a result of higher operating profit in third quarter 2023 and the successful completion of a tax planning project. Third quarter 2023 adjusted diluted earnings per share(2) was $0.57, an increase of 42.5% compared to $0.40 in the prior year period.
"Our third quarter results were catalyzed by proactive cost savings initiatives within our TriMas Packaging group and intensive operational improvements within our TriMas Aerospace group, which aided our ability to achieve adjusted diluted EPS(2) growth of 42.5% and top-line growth of 7.7%, compared to third quarter 2022," said Thomas Amato, TriMas President and Chief Executive Officer. "We delivered significantly improved performance within our TriMas Aerospace group, as we made progress bringing our critical sub-supply and skilled labor constraints into better alignment with higher demand, which begins to position us well for 2024. Additionally, our TriMas Specialty Products group continued to capitalize on our earlier manufacturing investments to improve conversion."
“With respect to our TriMas Packaging group, we remain encouraged about our future due to the introduction of several innovative, new products, as well as the increased commercial activity underway. While we have successfully secured multiple meaningful programs, and are diligently working to close others, the benefits from these endeavors will not materialize until 2024, considering the current time of year. Although the market recovery has proven to be longer than we anticipated at the start of the year, our cost savings initiatives have significantly bolstered our operating margins compared to the previous year, although we are still operating below the group's full potential, especially in a higher-demand environment.”
"TriMas' ability to consistently generate compelling annual cash flow empowers us to continue investing in innovation, distributing dividends, opportunistically repurchasing shares and actively pursuing acquisitions. As we look forward to 2024 and beyond, we are confident that TriMas’ diversified end market model, strong balance sheet and cash generation profile, and dedicated global workforce will continue to provide compelling value-creating opportunities," concluded Amato.

Financial Position
During the first nine months of 2023, the Company paid cash of $77.3 million for acquisitions and repurchased 462,388 shares of its outstanding common stock for $13.4 million, further reducing net shares outstanding by approximately 0.7%. TriMas also paid a quarterly cash dividend of $0.04 per share of TriMas Corporation stock during each of the first three quarters of 2023, as well as declared a $0.04 per share dividend to be payable on November 9, 2023.
TriMas ended third quarter 2023 with $34.7 million of cash on hand, $312.3 million of cash and available borrowing capacity under its revolving credit facility, and a net leverage ratio of 2.3x as defined in the Company's credit agreement. As of September 30, 2023, TriMas reported total debt of $395.4 million and Net Debt(3) of $360.8 million. The Company continues to maintain a strong balance sheet and remains committed to its cash allocation strategy of investing in its businesses, managing debt levels, returning capital to shareholders through both share buybacks and dividends, and augmenting organic growth through programmatic bolt-on acquisitions.
The Company reported net cash provided by operating activities of $31.4 million for third quarter 2023, compared to $19.0 million in third quarter 2022. As a result, the Company reported Free Cash Flow(4) of $25.2 million for third quarter 2023, compared to $15.4 million in third quarter 2022. Please see Appendix I for further details.
Third Quarter Segment Results
TriMas Packaging group's net sales for the third quarter were $116.5 million, a decrease of 10.2% compared to the year ago period, as organic growth within its Life Sciences business and sales from the recent acquisition were more than offset by lower market demand, as anticipated, for dispensers used in personal care applications and closures used in food and industrial applications. Third quarter operating profit margin percentage improved, as the group's cost savings initiatives more than offset the impacts of lower sales levels and the decision to retain certain skilled labor and other positions in anticipation of a market recovery. During the quarter, the Company completed all production activities and relocated certain key assets from its Rohnert Park, California, and Hangzhou, China, plants. The Company continues to actively engage with its customers to evaluate longer-term demand requirements and is prepared to take appropriate incremental manufacturing and other cost savings actions, as necessary.
TriMas Aerospace group's net sales for the third quarter were $67.6 million, an increase of 48.8% compared to the year ago period, primarily driven by increased aerospace production demand, reduced production constraints and acquisition-related sales. Third quarter operating profit and the related margin percentage increased, primarily due to operational excellence initiatives, higher sales levels and a favorable product sales mix.
TriMas Specialty Products group's net sales were $51.3 million, an increase of 18.1% compared to the year ago period, primarily due to higher demand for steel cylinders used in construction and HVAC applications, as well as increased sales of stationary power generation and compressor units, as demand for locally-provided products increased in certain U.S. industrial markets. Third quarter operating profit and the related margin percentage increased, as a result of prior operational excellence actions, combined with a robust demand environment through the third quarter.
Outlook
“While we will continue to increase capacity within our TriMas Aerospace group to support market demand, we now expect a longer and more gradual recovery within our TriMas Packaging group, extending into 2024. With that said, we still expect to be within the full year 2023 adjusted diluted EPS(2) guidance range we provided last quarter of $1.80 to $1.95,” said Amato.
The above outlook includes the impact of all announced acquisitions. The outlook provided assumes no detrimental impact related to input costs or end market demand associated with the escalating conflict in the Middle East. All of the above amounts considered as 2023 guidance are after adjusting for any current or future amounts that may be considered Special Items, and in the case of adjusted diluted earnings per share, acquisition-related intangible asset amortization expense for deals that have not yet been consummated. The inability to predict the amount and timing of the impacts of these Special Items makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable.(1)

Conference Call Information
TriMas will host its third quarter 2023 earnings conference call today, Thursday, October 26, 2023, at 10 a.m. ET. To participate via phone, please dial (877) 407-0890 (U.S. and Canada) or +1 (201) 389-0918 (outside the U.S. and Canada), and ask to be connected to the TriMas Corporation third quarter 2023 earnings conference call. The conference call will also be simultaneously webcast via the TriMas website at www.trimas.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (877) 660-6853 (U.S. and Canada) or +1 (201) 612-7415 (outside the U.S. and Canada) with a meeting ID of 13741938, beginning October 26, 2023, at 3:00 p.m. ET through November 2, 2023, at 3:00 p.m. ET.
Notice Regarding Forward-Looking Statements
Any "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, contained herein, including those relating to TriMas’ business, financial condition or future results, involve risks and uncertainties with respect to, including, but not limited to: general economic and currency conditions; the severity and duration of the ongoing coronavirus (“COVID-19”) pandemic; competitive factors; market demand; our ability to realize our business strategies; our ability to identify attractive acquisition candidates, successfully integrate acquired operations or realize the intended benefits of such acquisitions; pressures on our supply chain, including availability of raw materials and inflationary pressures on raw material and energy costs, and customers; the performance of our subcontractors and suppliers; risks and uncertainties associated with intangible assets, including goodwill or other intangible asset impairment charges; risks associated with a concentrated customer base; information technology and other cyber-related risks; risks related to our international operations, including, but not limited to, risks relating to rising tensions between the United States and China; government and regulatory actions, including, without limitation, climate change legislation and other environmental regulations, as well as the impact of tariffs, quotas and surcharges; changes to fiscal and tax policies; intellectual property factors; uncertainties associated with our ability to meet customers’ and suppliers’ sustainability and environmental, social and governance (“ESG”) goals and achieve our sustainability and ESG goals in alignment with our own announced targets; litigation; contingent liabilities relating to acquisition activities; interest rate volatility; our leverage; liabilities imposed by our debt instruments; labor disputes and shortages; the disruption of operations from catastrophic or extraordinary events, including, but not limited to, natural disasters, geopolitical conflicts and public health crises, such as the ongoing coronavirus pandemic; the amount and timing of future dividends and/or share repurchases, which remain subject to Board approval and depend on market and other conditions; our future prospects; and other risks that are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The risks described are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Measures
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found in Appendix I at the end of this release. Management believes that presenting these non-GAAP financial measures provides useful information to investors by helping them identify underlying trends in the Company’s businesses and facilitating comparisons of performance with prior and future periods and to the Company’s peers. These non-GAAP financial measures should be considered in addition to, and not as a replacement for or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.
Reconciliations of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are provided only for the expected impact of amortization of acquisition-related intangible assets for completed acquisitions, as the Company is unable to provide estimates of future Special Items(1) or amortization from future acquisitions without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.
Additional information is available at www.trimas.com under the “Investors” section.

(1) Appendix I details certain costs, expenses and other amounts or charges, collectively described as "Special Items," that are included in the determination of net income, earnings per share and/or cash flows from operating activities under GAAP, but that management believes should be separately considered when evaluating the quality of the Company’s core operating results, given they may not reflect the ongoing activities of the business.
(2)     The Company defines adjusted diluted earnings per share as net income (per GAAP), plus or minus the after-tax impact of Special Items(1), plus the after-tax impact of non-cash acquisition-related intangible asset amortization expense. While the acquisition-related intangible assets aid in the Company’s revenue generation, the Company adjusts for the non-cash amortization expense because the Company believes it (i) enhances management’s and investors’ ability to analyze underlying business performance, (ii) facilitates comparisons of financial results over multiple periods, and (iii) provides more relevant comparisons of financial results with the results of other companies as the amortization expense associated with these assets may fluctuate significantly from period to period based on the timing, size, nature, and number of acquisitions.
(3)    The Company defines Net Debt as Total Debt less Cash and Cash Equivalents. Please see Appendix I for additional details.
(4)     The Company defines Free Cash Flow as Net Cash Provided by/Used for Operating Activities, excluding the cash impact of Special Items, less Capital Expenditures. Please see Appendix I for additional details.
About TriMas
TriMas manufactures a diverse set of products primarily for the consumer products, aerospace and industrial markets through its TriMas Packaging, TriMas Aerospace and Specialty Products groups. Our approximately 3,500 dedicated employees in 13 countries provide customers with a wide range of innovative and quality product solutions through our market-leading businesses. Our TriMas family of businesses has strong brand names in the markets served, and operates under a common set of values and strategic priorities under the TriMas Business Model. TriMas is publicly traded on the NASDAQ under the ticker symbol “TRS,” and is headquartered in Bloomfield Hills, Michigan. For more information, please visit www.trimas.com.
Contact
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherry.lauderback@trimas.com

TriMas Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)

	September 30, 2023	December 31, 2022
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$34,660	$112,090
Receivables, net	165,820	132,370
Inventories	182,330	163,360
Prepaid expenses and other current assets	24,610	14,840
Total current assets	407,420	422,660
Property and equipment, net	316,690	277,750
Operating lease right-of-use assets	45,650	47,280
Goodwill	358,780	339,810
Other intangibles, net	184,510	188,110
Deferred income taxes	8,510	9,400
Other assets	20,400	19,990
Total assets	$1,341,960	$1,305,000
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$81,530	$85,210
Accrued liabilities	67,240	46,660
Lease liabilities, current portion	8,780	8,280
Total current liabilities	157,550	140,150
Long-term debt, net	395,420	394,730
Lease liabilities	41,150	41,010
Deferred income taxes	26,270	20,940
Other long-term liabilities	46,580	56,340
Total liabilities	666,970	653,170
Total shareholders' equity	674,990	651,830
Total liabilities and shareholders' equity	$1,341,960	$1,305,000

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net sales	$235,340	$218,530	$683,990	$680,520
Cost of sales	(179,410)	(170,200)	(525,840)	(517,800)
Gross profit	55,930	48,330	158,150	162,720
Selling, general and administrative expenses	(32,290)	(32,110)	(104,410)	(94,480)
Net gain on dispositions of assets	120	4,760	70	4,540
Operating profit	23,760	20,980	53,810	72,780
Other expense, net:
Interest expense	(3,950)	(3,600)	(11,620)	(10,510)
Other income (expense), net	(120)	860	(30)	850
Other expense, net	(4,070)	(2,740)	(11,650)	(9,660)
Income before income tax expense	19,690	18,240	42,160	63,120
Income tax expense	(3,200)	(4,940)	(9,740)	(15,790)
Net income	$16,490	$13,300	$32,420	$47,330
Basic earnings per share:
Net income per share	$0.40	$0.32	$0.78	$1.12
Weighted average common shares—basic	41,425,208	41,995,027	41,477,095	42,363,919
Diluted earnings per share:
Net income per share	$0.40	$0.32	$0.78	$1.11
Weighted average common shares—diluted	41,673,381	42,181,440	41,706,867	42,590,777

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Nine months ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$32,420	$47,330
Adjustments to reconcile net income to net cash provided by operating activities, net of acquisition impact:
Gain on dispositions of assets	(70)	(4,540)
Depreciation	29,830	25,340
Amortization of intangible assets	13,810	14,600
Amortization of debt issue costs	700	680
Deferred income taxes	2,650	(6,950)
Non-cash compensation expense	9,320	7,680
Increase in receivables	(22,580)	(14,830)
Decrease (increase) in inventories	1,800	(18,980)
Increase in prepaid expenses and other assets	(660)	(1,170)
Decrease in accounts payable and accrued liabilities	(10,390)	(6,890)
Other operating activities	740	4,370
Net cash provided by operating activities, net of acquisition impact	57,570	46,640
Cash Flows from Investing Activities:
Capital expenditures	(34,940)	(31,840)
Acquisition of businesses, net of cash acquired	(77,340)	(64,100)
Cross-currency swap terminations	—	26,230
Net proceeds from disposition of property and equipment	460	180
Net cash used for investing activities	(111,820)	(69,530)
Cash Flows from Financing Activities:
Proceeds from borrowings on revolving credit facilities	74,410	12,000
Repayments of borrowings on revolving credit facilities	(73,350)	(12,000)
Payments to purchase common stock	(13,350)	(29,960)
Shares surrendered upon exercise and vesting of equity awards to cover taxes	(2,680)	(2,380)
Dividends paid	(5,020)	(5,170)
Other financing activities	(3,190)	—
Net cash used for financing activities	(23,180)	(37,510)
Cash and Cash Equivalents:
Decrease for the period	(77,430)	(60,400)
At beginning of period	112,090	140,740
At end of period	$34,660	$80,340
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,560	$5,480
Cash paid for taxes	$11,020	$14,620

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Packaging
Net sales	$116,500	$129,700	$350,040	$416,540
Operating profit	$16,470	$17,590	$48,140	$66,720
Special Items to consider in evaluating operating profit:
Purchase accounting costs	—	—	800	760
Business restructuring and severance costs	3,010	480	7,720	3,600
Adjusted operating profit	$19,480	$18,070	$56,660	$71,080

Aerospace
Net sales	$67,580	$45,420	$177,370	$137,330
Operating profit	$7,130	$4,710	$11,190	$9,300
Special Items to consider in evaluating operating profit:
Purchase accounting costs	1,190	—	1,990	400
Business restructuring and severance costs	—	70	290	760
Adjusted operating profit	$8,320	$4,780	$13,470	$10,460

Specialty Products
Net sales	$51,260	$43,410	$156,580	$126,650
Operating profit	$10,510	$6,760	$32,360	$20,770
Special Items to consider in evaluating operating profit:
Business restructuring and severance costs	190	—	190	—
Adjusted operating profit	$10,700	$6,760	$32,550	$20,770

Corporate Expenses
Operating loss	$(10,350)	$(8,080)	$(37,880)	$(24,010)
Special Items to consider in evaluating operating loss:
M&A diligence and transaction costs	(480)	—	1,930	1,150
Business restructuring and severance costs	190	60	3,950	510
Adjusted operating loss	$(10,640)	$(8,020)	$(32,000)	$(22,350)

Total Company
Net sales	$235,340	$218,530	$683,990	$680,520
Operating profit	$23,760	$20,980	$53,810	$72,780
Total Special Items to consider in evaluating operating profit	4,100	610	16,870	7,180
Adjusted operating profit	$27,860	$21,590	$70,680	$79,960

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Net income, as reported	$16,490	$13,300	$32,420	$47,330
Special Items to consider in evaluating quality of net income:
Business restructuring and severance costs	3,390	610	12,150	5,020
Purchase accounting costs	1,190	—	2,790	1,160
M&A diligence and transaction costs	(480)	—	1,930	1,150
Defined benefit pension plan settlement charge	—	—	640	—
Foreign exchange forward charge	360	—	360	—
Income tax effect of Special Items(1)	(720)	(330)	(3,520)	(1,710)
Adjusted net income	$20,230	$13,580	$46,770	$52,950

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Diluted earnings per share, as reported	$0.40	$0.32	$0.78	$1.11
Special Items to consider in evaluating quality of EPS:
Business restructuring and severance costs	0.08	0.01	0.29	0.12
Purchase accounting costs	0.03	—	0.07	0.03
M&A diligence and transaction costs	(0.01)	—	0.05	0.03
Defined benefit pension plan settlement charge	—	—	0.02	—
Foreign exchange forward charge	0.01	—	0.01	—
Income tax effect of Special Items(1)	(0.02)	(0.01)	(0.09)	(0.04)
Pre-tax amortization of acquisition-related intangible assets	0.11	0.11	0.33	0.34
Income tax benefit on amortization of acquisition-related intangible assets(1)	(0.03)	(0.03)	(0.09)	(0.09)
Adjusted diluted EPS	$0.57	$0.40	$1.37	$1.50
Weighted-average shares outstanding	41,673,381	42,181,440	41,706,867	42,590,777
(1) Income tax effect of Special Items and amortization of acquisition-related intangible assets is calculated on an item-by-item basis, utilizing the statutory income tax rate in the jurisdiction where the Special Item or amortization occurred. For the three and nine month periods ended September 30, 2023 and 2022, the income tax effect on the cumulative Special Items varied from the tax rate inherent in the Company's reported GAAP results, primarily as a result of certain discrete items that occurred during the period for GAAP reporting purposes.

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands)

	Three months ended September 30,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$31,380	$3,790	$35,170	$18,950	$6,520	$25,470
Less: Capital expenditures	(10,010)	—	(10,010)	(10,120)	—	(10,120)
Free Cash Flow	21,370	3,790	25,160	8,830	6,520	15,350
Net income	16,490	3,740	20,230	13,300	280	13,580
Free Cash Flow as a percentage of net income	130%		124%	66%		113%

	Nine months ended September 30,
	2023			2022
	As reported	Special Items	As adjusted	As reported	Special Items	As adjusted
Net cash provided by operating activities	$57,570	$10,430	$68,000	$46,640	$14,090	$60,730
Less: Capital expenditures	(34,940)	—	(34,940)	(31,840)	—	(31,840)
Free Cash Flow	22,630	10,430	33,060	14,800	14,090	28,890
Net income	32,420	14,350	46,770	47,330	5,620	52,950
Free Cash Flow as a percentage of net income	70%		71%	31%		55%

	September 30, 2023	December 31, 2022	September 30, 2022
Long-term debt, net	$395,420	$394,730	$394,500
Less: Cash and cash equivalents	34,660	112,090	80,340
Net Debt	$360,760	$282,640	$314,160

Appendix I

TriMas Corporation
Reconciliation of GAAP to Non-GAAP Financial Measures
Forecasted Diluted Earnings Per Share Guidance
(Unaudited - dollars per share)

	Twelve months ended
	December 31, 2023
	Low	High
Diluted earnings per share (GAAP)	$1.12	$1.27
Pre-tax amortization of acquisition-related intangible assets(1)	0.44	0.44
Income tax benefit on amortization of acquisition-related intangible assets	(0.11)	(0.11)
Impact of Special Items(2)	0.35	0.35
Adjusted diluted earnings per share	$1.80	$1.95
(1) These amounts relate to acquisitions completed as of October 26, 2023. The Company is unable to provide forward-looking estimates of future acquisitions, if any, that have not yet been consummated.
(2) The Company is unable to provide forward-looking estimates of Special Items without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.